EXHIBIT 4.2

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

HEALTHWAREHOUSE.COM, INC.

WARRANT TO PURCHASE

6,250,000 SHARES

OF COMMON STOCK

(SUBJECT TO ADJUSTMENT)

December 15, 2009

This certifies that for value, HWH Lending, LLC or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, at any time from and after the date hereof (the “Original Issuance Date”) and before 5:00 p.m., Eastern Time, on  December 15, 2014 (the fifth anniversary of the Original Issuance Date (the “Expiration Date”), to purchase from Healthwarehouse.com, Inc., a Delaware corporation (the “Company”), 6,250,000 shares (subject to adjustment as described herein), of common stock, par value $0.001 per share, of the Company (the “Common Stock”), upon surrender hereof, at the principal office of the Company referred to below, with a duly executed subscription form in the form attached hereto as Exhibit A and simultaneous payment therefor in lawful, immediately available money of the United States or otherwise as hereinafter provided, at an initial exercise price per share of $0.08  (the “Purchase Price”). The Purchase Price and the number of shares of Common Stock issuable upon exercise of this Warrant are subject to adjustment as provided below, and the term “Common Stock” shall include, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term “Warrants,” as used herein, shall mean this Warrant and any other Warrants delivered in substitution or exchange therefor as provided herein.  This Warrant is being issued to the Holder pursuant to that certain Loan and Security Agreement, dated as of December 15, 2009, by and between the Company and the Holder (the “Loan Agreement”).  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement.

1.	Exercise.

A.     This Warrant may be exercised at any time or from time to time from and after the Original Issuance Date and before 5:00 p.m., Eastern Time, on the Expiration Date, on any Business Day, for the full number of shares of Common Stock called for hereby, by surrendering it at the principal office of the Company, at 100 Commerce Blvd., Cincinnati, OH 45140, with the subscription form duly executed, together with (i) payment in an amount equal to (a) the number of shares of Common Stock called for on the face of this Warrant, as may be adjusted in accordance with the terms of this Warrant multiplied by (b) the then Purchase Price in effect at the time of exercise, or (ii) a conversion notice in the form set forth on Schedule I hereto indicating that the Holder has elected to exercise this Warrant pursuant to the procedures set forth in Section 1.B below. Payment of the Purchase Price must be made by payment in immediately available funds. This Warrant may be exercised for less than the full number of shares of Common Stock at the time called for hereby, except that the number of shares of Common Stock receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to Holder without any charge therefor. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Within three (3) Business Days after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the then Fair Market Value (as defined below) on the date of exercise of one full share of Common Stock.

B.      In lieu of exercising this Warrant for cash pursuant to Section 1. A above, the Holder may elect to satisfy the Purchase Price by exchanging the Warrant for a number of shares of Common Stock computed using the following formula (such election being referred to herein as a “Net Issue Exercise Election”):

X =	Y(A-B)
A

Where	X =	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 1

Y =
the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such calculation).

A =	the Fair Market Value of one share of the Common Stock (at the date of such calculation).

B =	the Exercise Price per share of Common Stock (as adjusted to the date of such calculation).

“Fair Market Value” shall mean, as of any date: (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the five (5) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of Common Stock are not so listed but are quoted on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”), the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be, during the five (5) consecutive trading days preceding the trading day immediately prior to such date; or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price of the Common Stock as determined in good faith by a majority of the Board of Directors of the Company.

2.           Shares Fully Paid; Payment of Taxes. All shares of Common Stock issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges (other than income taxes to the holder) that may be imposed in respect of the issue or delivery thereof.

3.           Transfer and Exchange. This Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at its principal office referred to above by Holder in person or by duly authorized attorney, upon surrender of this Warrant together with a completed and executed assignment form in the form attached as Exhibit B, payment of any necessary transfer tax or other governmental charge imposed upon such transfer and an opinion of counsel reasonably acceptable to the Company stating that such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”). Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant when endorsed in blank shall be deemed negotiable and that when this Warrant shall have been so endorsed, the holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes.

This Warrant is exchangeable at such office for Warrants for the same aggregate number of shares of Common Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange.

4.	Anti-Dilution Provisions.

A.           Adjustment for Dividends in Other Stock and Property Reclassifications. In case at any time or from time to time the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor,

(1)           other or additional stock or other securities or property (other than cash) by way of dividend (other than dividends or other distributions payable in additional shares of Common Stock which are subject to adjustment pursuant to Section 4.C),

(2)           any cash or other property paid or payable out of any source other than retained earnings (determined in accordance with generally accepted accounting principles), or

(3)           other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement

(other than in the cases of (1), (2) and (3) above, (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any stock purchase rights, issued as a stock dividend or stock-split, adjustments in respect of which shall be covered by the terms of Section 4.B, Section 4.C or Section 4.D, then and in each such case, Holder, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) which such Holder would hold on the date of such exercise if on the Original Issuance Date Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the first paragraph of this Warrant, and had thereafter, during the period from the Original Issuance Date to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property (including cash in the cases referred to in clause (2) and (3) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4.A and Section 4.B.

B.           Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the Original Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case Holder, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Sections 4.A, Section 4.B, Section 4.C and Section 4.D  in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

C.           Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event:

(1)           the Purchase Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Purchase Price shall be adjusted pursuant to this Section 4.C as of the time of actual payment of such dividends or distributions; and

(2)           the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be increased, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, in inverse proportion to the decrease in the Purchase Price.

D.           Stock Split and Reverse Stock Split. If the Company at any time or from time to time effects a stock split or subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that stock split or subdivision shall be proportionately decreased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Purchase Price then in effect immediately before that reverse stock split or combination shall be proportionately increased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 4.D shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

E.            Sale of Shares Below Conversion Price:

(a)           In the event the Company shall at any time issue Additional Stock (as defined hereafter) at a price per share less than the Exercise Price then in effect or without consideration (a “Trigger Issuance”) then the Exercise Price then in effect upon each such issuance shall be adjusted to a price determined as follows:

Exercise Price = (A x B) + D
A + C

Where:
“A” equals the number of shares of Common Stock outstanding, including Additional Stock deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B” equals the Exercise Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance provided, however, that in no event shall the Exercise Price after giving effect to such Trigger Issuance be greater than the Exercise Price immediately prior to such Trigger Issuance.

(b)           “Additional Stock” shall mean Common Stock or options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock, including shares held in the Company’s treasury, and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, other than Additional Stock:

(i)           issued or issuable upon exercise of this Warrant;

(ii)          issued or issuable upon the conversion of any Notes issued to the Holder pursuant to the Loan Agreement;

(iii)         issued or issuable upon the conversion or exercise or exchange of options, warrants, rights and other securities or debt that are outstanding on the Closing Date;

(iv)         issued or issuable pursuant to stock option plans which have been approved by the Company’s directors and shareholders on or prior to the Closing Date; or

(v)          issued or issuable as a result of any anti-dilution in any outstanding securities of the Company that are outstanding on the Closing Date.

F.           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Purchase Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

5.            Treatment of Warrant Upon Acquisition of Company.

A.           “Acquisition”.  For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 51% of the outstanding voting securities of the surviving entity after the transaction.

B.           Treatment of Warrant at Acquisition.

(i)           Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is not an asset sale and in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition.  If Holder has not otherwise exercised this Warrant in full, the Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than twenty (20) days prior to the closing of the proposed Acquisition.

(ii)          Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale.  The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than twenty (20) days prior to the closing of the proposed Acquisition.

(iii)         Upon the closing of any Acquisition other than those particularly described in subsections (i) and (ii) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the shares issuable upon exercise of the unexercised portion of this Warrant as if such shares were outstanding on the record date for the Acquisition and subsequent closing.  The Purchase Price and/or number of shares of Common Stock issuable upon exercise of this Warrant shall be appropriately adjusted accordingly.

C.           “Affiliate”.  As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

6.            Notices of Record Date. In case:

A.           the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

B.           of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

C.           of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is expected to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, such notice shall be mailed at least ten (10) days prior to the date therein specified.

7.            Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

8.            Reservation of Common Stock. The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All of the shares of Common Stock issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the  Purchase Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature, with respect to the issuance thereof.

9.             Registration Rights.  All shares of Common Stock issuable upon exercise of this Warrant shall have the registration rights set forth in the Loan Agreement.

10.           Notices. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class, registered or certified mail, postage prepaid, to the Holder’s address listed in Section 8.3 of the Loan Agreement or such other address furnished to the Company in writing by the Holder.

11.           Change; Modifications; Waiver. No terms of this Warrant may be amended, waived or modified except by the express written consent of the Company and the Holder.

12.           Headings. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

13.           Governing Law, Etc. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

14.           Counterparts.  This Warrant may be executed in counterparts.

15.           Successors.  All the covenants, agreements, representations and warranties contained in this Warrant shall bind the parties hereto and their respective heirs, executors, administrators, distributes, successors, assigns, and transferees.

16.           Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the Fair Market Value of one share of Common Stock (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.B above is greater than the Purchase Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.B above as to all shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the shares (or such other securities) issued upon such conversion to Holder.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

HEALTHWAREHOUSE.COM, INC.

By:	/s/ Lalit Dhadphale

Name: Lalit Dhadphale

Title: President & CEO

ACCEPTED AND AGREED TO BY HOLDER:

HWH LENDING, LLC

By:	/s/ Gary Singer
Name: Gary Singer
Title: President